SUB-ITEM 77E:  LEGAL PROCEEDINGS
Since October 2003, Federated and related entities (collectively, "Federated"), and various Federated funds ("Funds"), have been named as defendants in several class action lawsuits now pending in the United States District Court for the District of Maryland. The lawsuits were purportedly filed on behalf of people who purchased, owned and/or redeemed shares of Federated-sponsored mutual funds during specified periods beginning November 1, 1998.
The suits are generally similar in alleging that Federated engaged in illegal and improper trading practices including market timing and late trading in concert with
certain institutional traders, which allegedly
 caused financial injury to the mutual fund shareholders.
These lawsuits began to be filed shortly after Federated's first public announcement that it had received requests for information on shareholder trading activities in the Funds from the SEC, the Office of the
New York State Attorney General ("NYAG"), and other authorities. In that regard, on November 28,
2005, Federated announced that it had reached final
 settlements with the SEC and the NYAG with respect to those matters. Specifically, the SEC and NYAG settled proceedings against three Federated subsidiaries involving undisclosed market timing arrangements and late trading. The SEC made findings:
that Federated Investment Management Company
("FIMC"), an SEC-registered investment adviser to various Funds, and Federated Securities Corp., an SEC-registered broker-dealer and distributor for the Funds, violated provisions of the Investment
Advisers Act and Investment Company Act by approving, but not disclosing, three market timing arrangements, or the associated conflict of interest between FIMC
and the funds involved in the arrangements, either to other fund shareholders or to the funds' board; and that Federated Shareholder Services Company, formerly an SEC-registered transfer agent, failed to prevent a customer and a Federated employee from late trading in violation of provisions of the
Investment Company Act. The NYAG found that
 such conduct violated provisions of New York
State
law. Federated entered into the settlements
 without admitting or denying the regulators' findings. As
Federated previously reported in 2004,
it has already paid approximately $8.0
 million to certain funds as
determined by an independent consultant.
 As part of these settlements, Federated
agreed to pay
disgorgement and a civil money penalty in the aggregate amount of an additional $72 million and, among other things, agreed that it would not serve as investment adviser to any registered investment company unless (i) at least 75% of the fund's directors are independent of Federated,
(ii) the chairman of each such
fund is independent of Federated, (iii)
 no action may be taken by the fund's
board or any committee
thereof unless approved by a majority
of the independent trustees of the fund or
 committee, respectively,
and (iv) the fund appoints a "senior
officer" who reports to the independent
trustees and is responsible for
monitoring compliance by the fund with
 applicable laws and fiduciary duties
 and for managing the
process by which management fees charged
 to a fund are approved. The settlements are described in Federated's announcement which, along with previous press releases and related communications on those matters, is available in the "About Us" section of Federated's website at FederatedInvestors.com.
Federated and various Funds have also
been named as defendants in several additional lawsuits, the majority of which are now pending in the United States District Court for the Western District of
Pennsylvania, alleging, among other
things, excessive advisory and Rule 12b-1 fees.
The board of the Funds has retained
the law firm of Dickstein Shapiro
Morin & Oshinsky LLP to
represent the Funds in these lawsuits.
Federated and the Funds, and their
respective counsel, are
reviewing the allegations and intend to
 defend this litigation. Additional lawsuits based upon similar allegations may be filed in the future.
 The potential impact of these lawsuits, all of which seek unquantified damages, attorneys' fees, and expenses, and future potential similar suits is uncertain. Although we do not believe that these lawsuits will have a material adverse effect on the Funds, there can be no assurance that these suits, ongoing adverse publicity and/or other developments resulting from the
regulatory investigations will not result
 in increased Fund redemptions, reduced sales of Fund shares, or other adverse consequences for the Funds.


S